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                              [LETTERHEAD]
                                                              September 18, 1998

Prudential Government Income Fund, Inc.
Gateway Center Three
Newark, New Jersey 07102

Prudential Mortgage Income Fund, Inc.
Gateway Center Three
Newark, New Jersey 07102

Dear Sirs:

     We are acting as counsel to Prudential Government Income Fund, Inc., a Maryland corporation ("Government Income Fund") and Prudential Mortgage Income Fund, Inc., a Maryland corporation ("Mortgage Income Fund"), in connection with the proposed transfer of the assets of Mortgage Income Fund to Government Income Fund and the assumption by Government Income Fund of Mortgage Income Fund's liabilities, if any, in exchange for shares of the Government Income Fund (the "Shares") pursuant to an Agreement and Plan of Reorganization (the "Agreement"). The transactions contemplated by the Agreement are collectively referred to herein as the "Reorganization."

     We have participated in the preparation of the Government Income Fund's Registration Statement on Form N-14 (the "Registration Statement") relating, among other things, to the Shares of Government Income Fund to be offered in exchange for the assets and the assumption of the liabilities of Mortgage Income Fund, and containing the Prospectus and Proxy Statement relating to the Reorganization (collectively, the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission thereunder. In addition, in connection with rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Appendix B to the Prospectus.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to

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Prudential Government Income Fund, Inc.
Prudential Mortgage Income Fund, Inc.
September 18, 1998
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us as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

     In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

     1. The fair market value of the Shares to be received by each Mortgage Income Fund shareholder will be equal to the fair market value of the shares of Mortgage Income Fund surrendered in exchange therefor upon the liquidation of Mortgage Income Fund.

     2. There will be no plan or intention by any shareholder of Mortgage Income Fund who owns 5 percent or more of Mortgage Income Fund shares, and to the best of the knowledge of management of Mortgage Income Fund, there will be no plan or intention on the part of the remaining shareholders of Mortgage Income Fund, to sell, exchange, or otherwise dispose of a number of Shares received in the Reorganization that would reduce Mortgage Income Fund shareholders' ownership of Shares of Government Income Fund to a number of Shares having a value, as of the Closing Date, of less than 50 percent of the value of all formerly outstanding shares of Mortgage Income Fund as of the same date. For purposes hereof, shares of Mortgage Income Fund exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional Shares of Government Income Fund will be treated as outstanding shares of Mortgage Income Fund at the Closing Date of the Reorganization. Moreover, shares of Mortgage Income Fund and Shares of Government Income Fund held by Mortgage Income Fund shareholders and otherwise sold, redeemed, or disposed or prior or subsequent to the Reorganization and as part of the Reorganization will be considered in making this assumption.

     3. Pursuant to the Agreement, Mortgage Income Fund will distribute in complete liquidation of Mortgage Income Fund, the Shares of Government Income Fund received by Mortgage Income Fund in the Reorganization.

     4. The liabilities of Mortgage Income Fund assumed by Government Income Fund pursuant to the Reorganization, plus the liabilities, if any, to which assets transferred pursuant to the Reorganization will be subject, constitute less than 20% of the total consideration for the Reorganization, all such liabilities will have been incurred by Mortgage Income Fund in the ordinary course of its business, and Government Income Fund will pay no other consideration, except for the Shares, in connection with the Reorganization.

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Prudential Government Income Fund, Inc.
Prudential Mortgage Income Fund, Inc.
September 18, 1998
Page 3


     5. All expenses incurred by Mortgage Income Fund with respect to the Reorganization will be borne by Mortgage Income Fund. Each shareholder of Mortgage Income Fund will pay its respective share of the expenses, if any, incurred in connection with the Reorganization. Government Income Fund will pay the expenses, if any, incurred by it in connection with the Reorganization.

     6. No intercorporate indebtedness will exist between Government Income Fund and Mortgage Income Fund that was issued, acquired, or will be settled at a discount.

     7. Mortgage Income Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Government Income Fund.

     8. The assets of Mortgage Income Fund transferred to Government Income Fund will include all assets owned by Mortgage Income Fund at fair market value on the Closing Date subject to all known liabilities of Mortgage Income Fund at such time.

     9. In accordance with the terms of the Agreement, Mortgage Income Fund will transfer all of its business and will transfer assets to Government Income Fund representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Mortgage Income Fund immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Mortgage Income Fund to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Mortgage Income Fund to pay its reorganization expenses and all redemptions and distributions (other than regular, normal redemptions and dividends) made by Mortgage Income Fund immediately preceding the Reorganization will be included as assets of Mortgage Income Fund held immediately prior to the Reorganization.

     10. The fair market value of the assets of Mortgage Income Fund transferred to Government Income Fund will equal or exceed the sum of liabilities assumed by Government Income Fund, plus the amount of liabilities, if any, to which the transferred assets will be subject.

     11. Mortgage Income Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     12. No cash will be paid to the shareholders of Mortgage Income Fund in lieu of fractional Shares.


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Prudential Government Income Fund, Inc.
Prudential Mortgage Income Fund, Inc.
September 18, 1998
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     13.  For federal income tax purposes, Mortgage Income Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 apply to Mortgage Income Fund and will continue to apply through the Closing Date.

     14. As of the Closing Date, Mortgage Income Fund will have declared to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of Mortgage Income Fund's investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) (including by virtue of prior Section 853(b)(5)(C) of the Code) over its deductions disallowed under Sections 265 and 171(a)(2) for the taxable year of Mortgage Income Fund ending on the Closing Date and all its net capital gain realized in such taxable year.

     15. Except to the extent necessary to comply with its legal obligation to redeem its own shares, Government Income Fund will have no plan or intention to reacquire any of the Shares issued in the Reorganization.

     16. Aside from an initial realignment of the portfolio of Mortgage Income Fund in which Government Income Fund will dispose of not more than 66 2/3% of Mortgage Income Fund's assets acquired in the Reorganization, Government Income Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the Mortgage Income Fund acquired in the Reorganization, other than dispositions made in the ordinary course of business.

     17. Following the Reorganization, Government Income Fund will continue the historic business of Mortgage Income Fund or use a significant portion of Mortgage Income Fund's historic business assets in its business.

     18. Government Income Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any shares of beneficial interest of Mortgage Income Fund.

     19. Government Income Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     20. For federal income tax purposes, Government Income Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 apply to Government Income Fund prior to the Reorganization and will continue to apply after the Closing Date.

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Prudential Government Income Fund, Inc.
Prudential Mortgage Income Fund, Inc.
September 18, 1998
Page 5


     21. No compensation received by any shareholder-employee of Mortgage Income Fund will be separate consideration for the Reorganization; none of the Shares of Government Income Fund received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and any compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to other parties bargaining at arm's length for similar services.

     We note that we are members of the Bar of the State of New York and that our opinion is expressly limited to the federal laws of the United States.

     Based on the foregoing and subject to the assumptions and limitations set forth above and such examination of law as we have deemed necessary, we are of the opinion that:

     1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code;

     2. Mortgage Income Fund and Government Income Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     3. Pursuant to Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by Mortgage Income Fund upon the transfer of its assets to Government Income Fund in exchange solely for Shares of Government Income Fund as a result of the Reorganization and the assumption by Government Income Fund of Mortgage Income Fund's liabilities, if any, or upon the distribution (whether actual or constructive) of the Shares of Government Income Fund in complete liquidation of Mortgage Income Fund;

     4. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by Government Income Fund upon its acquisition of Mortgage Income Fund's assets solely in exchange for Shares of Government Income Fund and the assumption by Government Income Fund of the liabilities of Mortgage Income Fund;

     5. Pursuant to Section 362(b) of the Code, the basis of the assets of Mortgage Income Fund acquired by Government Income Fund will be the same as the basis of such assets when held by Mortgage Income Fund immediately prior to the Reorganization;

     6. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Mortgage Income Fund acquired by Government Income Fund will include the
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Prudential Government Income Fund, Inc.
Prudential Mortgage Income Fund, Inc.
September 18, 1998
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          period during which such assets were held by Mortgage Income Fund;

     7. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by a shareholder of Mortgage Income Fund upon the exchange of his or her shares solely for Shares of Government Income Fund, including fractional Shares, in liquidation of Mortgage Income Fund;

     8. Pursuant to Section 358(a)(1) of the Code, the basis of the Shares of Government Income Fund received by former Mortgage Income Fund shareholders will be the same as the basis of Mortgage Income Fund shares surrendered in exchange therefor; and

     9. Pursuant to Section 1223(1) of the Code, the holding period for Shares of Government Income Fund received by each shareholder of Mortgage Income Fund in exchange for his or her shares of Mortgage Income Fund will include the period during which such shareholder held shares of Mortgage Income Fund (provided Mortgage Income Fund shares were held as capital assets on the date of the exchange).

     The opinions expressed herein are based upon currently applicable statutes and regulations and existing judicial and administrative interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect any of our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof.

                                       Very truly yours,
                                       /s/ Swidler Berlin Shereff Friedman, LLP
                                       Swidler Berlin Shereff Friedman, LLP
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Prudential Government Income Fund, Inc.
Prudential Mortgage Income Fund, Inc.
September 18, 1998
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